Exhibit 99



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P R E S S  R E L E A S E
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DATE:    February 21, 2000
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CONTACT: Leigh J. Abrams, President & CEO         FOR IMMEDIATE RELEASE
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PHONE:   (914) 421-2545
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FAX:    (914) 428-4581
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                      LBP ANNOUNCES THE PARTIAL SALE OF ITS
                      INVESTMENT IN IMPAC MORTGAGE HOLDINGS


     White Plains, New York - February 21, 2001 - LBP, Inc. (OTC Bulletin Board:
LBPI) today announced that it sold an aggregate of $15 million of its $20 million investment in the 10.5% Cumulative Convertible Preferred Stock (the "Preferred Stock") of Impac Mortgage Holdings ("IMH"). The investment was sold at cost, plus accrued interest through the date of sale. Since the acquisition of $20 million of the Preferred Stock in December 1998, the Company received an aggregate of $4.3 million in quarterly cash dividends, fulfilling the Company's intention to enhance stockholder value.

     Impac Funding Corporation, a subsidiary of IMH, acquired $5 million of the Preferred Stock, and $10 million was acquired by a private investment fund that already owns $10 million of the Preferred Stock. The Company intends to sell the remaining $5 million of Preferred Stock that it owns.

     In January 2001, LBP announced its intention to liquidate. Stockholders of the Company are being asked to approve the Plan of Liquidation at the Annual Stockholders meeting to be held on May 16, 2001 in Dallas, Texas. The sale of the Preferred Stock is consistent with the Company's intention to complete the liquidation as soon as practicable.[Graphic]